Exhibit 10.13

IN ACCORDANCE WITH ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Capital Increase Agreement

Chapter 1 Preamble

WHEREAS, Yadea Technology Group Co. Ltd. (“Party A”) and Jiangmen Dachangjiang Group Co., Ltd. (“Party B”) (Party A and Party B collectively, the “JVC Shareholders”) have entered into a joint venture Ai Huan Huan Energy (Shanghai) Ltd. (“Party C” or the “JVC”) in Shanghai, which primarily engages in the rental and sales of battery packs for electrically powered vehicles (e.g., electric motorcycles and/or electric bicycles), the operation, maintenance and sales of battery swapping stations and battery swapping services.

WHEREAS, Gogoro Network Pte. Ltd. (“Party D”; Party D and the JVC Shareholders are collectively referred to as the “Parties” with each entity referred to as a “Party”) has extensive experience in the field of battery swapping service networks and battery packs. The JVC Shareholders reached the consensus that the JVC would retain Party D to provide consultation services and guide and assist the JVC to develop business in Mainland China.

NOW THEREFORE, the Parties entered into the Capital Increase Agreement (the “Agreement”) on November 25, 2020 to provide specific covenants on matters such as the arrangements of relevant rights between the JVC Shareholders, the JVC’s retainer of Party D to provide consultation services to it, and other matters under the following terms and conditions.

Chapter 2 Parties

Article 1 Parties

The Parties to this Agreement are

Party A: Yadea Technology Group Co. Ltd.

Address: No.515, Xishan District, Anzhen Street, Xishan District, Wuxi City,

Jiangsu Province

Uniform Social Credit Identifier: 913202005668647722

Authorized representative: Zhou, Chao

Party B: Jiangmen Dachangjiang Group Co., Ltd.

Address: No.5, Jianda North Road, Jiangmen City, Guangdong Province

Uniform Social Credit Identifier: 914407007123625608

Authorized representative: Wang, Da-Wei

Party C. Ai Huan Huan Energy (Shanghai) Ltd.

Address: Room 908, Building 4, No. 38, Xuxiang Road, Xujing Town, Qingpu

District, Shanghai City

Uniform Social Credit Identifier: 91310000MA1JNH7P7X

Authorized representative: Hok-Sum Horace Luke

Party D: Gogoro Network Pte. Ltd.

Address: 9 Raffles Place #26-01 Republic Plaza Singapore (048619)

Company registration number: 201841547C

Authorized representative: Hok-Sum Horace Luke

Article 2 Representations and Warranties of the Parties to this Agreement

Each of the Parties hereto respectively represents and warrants on the execution date of this Agreement, separately and not jointly, that:

(a)	It is a legally established and validly existing entity under relevant applicable laws;

(b)	The funds used by it for the actual contribution to the registered capital of the JVC are its own funds from lawful sources;

(c)

It has executed this Agreement with a valid resolution made according to its internal procedures and with full authorization (if applicable), signifying that the person affixing his/her signature to this Agreement is its legally valid representative;

(d)	Its execution of this Agreement will not result in its breach of any law, its bylaws (if applicable), any provision legally binding on it or its obligations under other agreements;

(e)	It has reviewed this Agreement carefully and understood the exact meaning of the terms of this Agreement without material misunderstanding; and

(f)

The materials or information submitted by it to the other Parties to the Agreement regarding its entity qualifications and legal status is true and accurate, and it will immediately notify the other Parties to the Agreement of any changes to such materials or information.

Party D represents and assures, on the execution date of this Agreement, with respect to the JVC, that:

(a)	From the date of the JVC’s establishment to the execution date of this Agreement, there is no violation of any applicable laws.

(b)

No other contracts or documents have been executed and no any transactions have been conducted to an extent that incur any liability for the JVC, except for the acts or procedures reasonably and essentially required for the establishment of the JVC (such as opening bank accounts, obtaining business addresses, etc.); and

(c)

The representations and warranties in Paragraphs (a) and (b) will survive until Party D transfers to Party A and Party B the capital contribution to the JVC held by Party D based on Party A’s and Party B’s percentages of shareholding in the JVC in accordance with Article 12.

Chapter 3 JVC

Article 3 JVC

In accordance with relevant applicable Chinese laws and regulations, including but not limited to the Foreign Investment Law of the People’s Republic of China, the JVC Shareholders hereby agree to invest in the JVC in accordance with the relevant provisions of this Agreement and to formulate the Articles of Incorporation of the JVC in accordance with the relevant covenants of this Agreement.

Article 4 JVC’s Basic Profile

1.	Name

The name of the JVC is Ai Huan Huan Energy (Shanghai) Ltd., which may be changed according to its operation needs with the approval of the legal representative of the JVC or the JVC Shareholders representing two thirds (2/3) or more of the voting rights.

2.	Principal Place of Business

The registered address of the JVC is Room 908, Building 4, No. 38, Xuxiang Road, Xujing Town, Qingpu District, Shanghai City. The domicile of the JVC may be changed according to the operational needs of the JVC with the approval of the legal representative of the JVC or the shareholders representing two thirds (2/3) or more of the voting rights of the JVC.

3.	Legal representative

The legal representative of the JVC shall be the Executive Director.

4.	Term of Operation

Except for the JVC’s dissolution in accordance with Article 44 of this Agreement, the JVC’s term of operation shall be from March 23, 2020 to permanence.

Article 5 Roster of Shareholders

The JVC shall maintain in its domicile a roster of shareholders which records the names, residences, amounts of contribution to the registered capital and actual amounts of contribution to the registered capital, contribution certificate numbers and other necessary information of the shareholders.

Article 6 Governing Law and Compliance

All activities of the JVC shall be governed by the laws and regulations of the PRC. The JVC is an independent legal entity under the PRC law with all its business activities and legitimate rights and interests protected by the laws and regulations of PRC.

Article 7 Limited Liability Company

The JVC shall be a limited liability company established under the PRC law. Each of the JVC Shareholders shall be liable only to the extent of its contribution to the JVC’s registered capital. The JVC shall be liable for its debts to the extent of its own assets and properties.

Chapter 4 Purposes and Business Scope

Article 8 Purposes

The purposes of the JVC are to directly or indirectly engage in the rental and trading of battery packs for electrically powered vehicles (e.g. electric motorcycles and/or electric bicycles) and the operation, maintenance and trading of battery swapping stations and the provision of battery swapping services in the PRC.

Article 9 Scope of Business

The JVC’s scope of business: Items subject to special permit: The relevant construction activities (excluding battery swap stations and drain pipelines). (For those items that require special permit are subject to the approval of the relevant authorities, and approval / permit documents issued thereof. General items: New energy technology, development of battery technology, technology consultation and service, super charging station, battery, lease and sales of charging stations, enterprise management consultation, electric equipment repair, battery swap facility, battery equipment, panel equipment, electric product, computer, software and ancillary facility, home device, vehicle accessory, hardware product, plastic product, rubber product, metal product, switch board and cultural product. (Except for the items subject to special permit, it may engage in the business activities per its business license.

According to the operation needs of the JVC, the JVC’s scope of business may be changed with the approval of the JVC’s shareholders representing at least two thirds (2/3) of the JVC’s voting rights.

Chapter 5 Registered Capital and Transfer of Shares

Article 10 Registered Capital

The registered capital of the JVC shall be US$50 million (“Registered Capital”). If the Registered Capital shall be denominated in RMB due to a change in the company type, the Registered Capital shall then be calculated and denominated in RMB as its currency in accordance with the central parity rate of the exchange rate between RMB and USD published by People’s Bank of China.

Article 11 Capital Contribution by the JVC Shareholders

The JVC Shareholders agree that the investment amounts under this Agreement shall be denominated in U.S. dollars and shall contribute to the Registered Capital of the JVC according to the actual total investment amount set forth in the following table, and the actual total investment amount in excess of the Registered Capital shall be included in the JVC’s capital reserve.

Name of Shareholder	Actual Total Investment Amount Unit: US$10,000	JVC’s Registered Capital Unit: US$10,000	Corresponding Percentage of Shareholding in JVC
Party A: Yadea Technology Group Co. Ltd.	2000	2000	40%
Party B: Jiangmen Dachangjiang Group Co., Ltd.	3000	3000	60%
Total	5000	5000	100%

The JVC Shareholders further agree that if, at the time of their capital contribution pursuant to Article 11, (1) their actual contribution denominated in RMB falls short of their RMB amounts of contribution to the JVC’s Registered Capital due to the exchange rate, such contributing shareholders shall supplement the shortfall in full; or (2) their actual contribution denominated in RMB is greater than their RMB amounts of contribution to the JVC’s Registered Capital, the excess shall be included in the JVC’s capital reserve.

Party D’s capital contribution under Article 14 shall also be denominated in USD, and Party D’s corresponding percentage of shareholding in the JVC shall remain consistent with the calculating standard for the USD-denominated capital contribution ratio of the JVC Shareholders defined in Article 11.

Article 12 Deadline for Capital Contribution

The JVC Shareholders agree to make capital contributions to the JVC according to the payment terms set forth in the following table:

Name of Shareholder	Manner of Contribution	Payment Deadline

Party A: Yadea Technology Group Co. Ltd.	Cash

First installment payment (US$10 million): before December 25, 2020.

If the JVC’s modification of industrial and commercial registration items is not completed by the above deadline for reasons attributable to Party D, the first installment payment shall be made within 10 business days upon the completion of JVC’s modification of industrial and commercial registration items.

Second installment payment (US$10 million): completion of Party D’s first capital contribution (defined in Article 14(a) or December 31, 2021, whichever is earlier.

Party B: Jiangmen Dachangjiang Group Co., Ltd	Cash

First installment payment (US$15 million) payment: before December 25, 2020.

If the JVC’s modification of industrial and commercial registration items is not completed by the above deadline for reasons attributable to Party D, the first installment payment shall be made within 10 business days upon the completion of JVC’s modification of industrial and commercial registration items.

Second installment payment (US$15 million): completion of Party D’s first capital contribution (defined in Article 14(a) or December 31, 2021, whichever is earlier.

Party D agrees to execute the industrial and commercial change registration immediately after the execution date of this Agreement, including the above-mentioned capital increase change and the change of the transfer of Party D’s original capital contribution to the JVC to Party A and Party B for nil consideration. Upon completion of the above-mentioned industrial and commercial change registration, the original official and financial seals of the JVC shall be sealed and destroyed, the JVC shall create new official and financial seals, and the Parties agree that the new seals shall govern in all matters of the JVC after the completion of industrial and commercial change. If the JVC Shareholders and Party D all agree that it is necessary to maintain the status of the JVC as a Sino-foreign equity joint venture enterprise, Party D may retain US$1 of the JVC’s capital contribution.

Article 13 Late Payment of Capital Contribution

(a)

If any of the JVC Shareholders fails to pay up its subscription to the actual total investment by the deadline under Article 12, such Party will become a “Delinquent Shareholder” and will be, therefore, required to pay interest at the rate of four percent (4%) per annum to the JVC or to each shareholder who has paid up the amount of its contribution (the “Nondelinquent Shareholders”) on the amount of the overdue contribution amount as the penalty for overdue contribution. The actual amount of the penalty = the amount of the overdue contribution * 4%/365 * the actual number of days past due.

(b)

If the Delinquent Shareholder fails to perform its contribution obligation by making the first installment payment within 30 business days from the expiration of the deadline stipulated under Article 12 of the Agreement or to perform its contribution obligation by making the second installment payment within one month upon completion of Party D’s first contribution (defined under Article 14(a)) or prior to January 31, 2022 (whichever is earlier), such Delinquent Shareholder shall be deemed a “Defaulting Shareholder” and thus be liable to the JVC or the Nondelinquent Shareholders for all of their losses and pay compensation to the JVC or the Nondelinquent Shareholders. Such losses shall include without limitation to: (i) losses suffered by the JVC or the Nondelinquent Shareholders as a result of its liability to third parties for failure to perform its investment obligations as scheduled; and (ii) costs of arbitration and other proceedings and reasonable attorneys’ fees incurred by the JVC or the Nondelinquent Shareholders in recovering the penalty for overdue payment, compensation, etc., from the Defaulting Shareholder.

With the consent of the JVC Shareholders who are not the Defaulting Shareholder and who hold 50% or more of the voting rights, the JVC or the Nondelinquent Shareholders may decide to take any or more of the following actions against the Defaulting Shareholder:

i

Reducing percentage of shareholding corresponding to the contribution amount actually paid up by such Defaulting Shareholder accordingly and directly deducting the penalty for delinquent payment or compensation stipulated under this subparagraph from future income distributable to the Defaulting Shareholder;

ii

Depriving the such Defaulting Shareholder of its right to make subsequent contributions as a shareholder and of its voting rights over all of the matters that require the shareholders’ approval under this Agreement with its voting rights not to be included in the voting base;

iii	Withholding part or all of the future amounts distributable to the Defaulting Shareholder until the dissolution of the JVC;

iv

Applying all or part of the amounts distributable to such Defaulting Shareholder to the payment of outstanding capital contribution amount as well as the penalty for delinquent payment, compensation, etc.;

v	Permanently withholding any form of return due to such Defaulting Shareholder with its actual paid up contribution not to be returned;

vi

Releasing the Defaulting Shareholder from all remaining obligations and rights to make contributions (“Waived Contribution”), and deducting the portion of the JVC’s Registered Capital corresponding to the Waived Contribution from the JVC’s Registered Capital (i.e., a capital reduction is conducted), or designating one or several third parties to subscribe to the entirety or part of the JVC’s Registered Capital corresponding to the Waived Contribution;

vii

Initiating arbitration proceedings directly against the Defaulting Shareholder to recover: (i) the outstanding contribution amount; (ii) the penalty for delinquent payment under this Agreement as calculated at the interest rate of eight percent (8%) per annum on the amount of the outstanding contribution from the expiration date of the contribution period in accordance with this Agreement; and (iii) all reasonable expenses, including attorneys’ fees, incurred by the JVC in connection with the arbitration proceedings and other judicial proceedings;

viii	Reaching a settlement on default liability matter in manners other than the manners of pursuit of default liability under this Agreement with the Defaulting Shareholder; and

ix	Pursuing any other right and remedy under applicable laws.

(c)

The penalty for delinquent payment and compensation, etc. which provided for in this Article 13 will serve as other income of the JVC and shall not be counted as the amount of the Registered Capital actually paid up by the shareholder who pays such penalty for delinquent payment and compensation.

Article 14 Party D’s Capital Contribution

(a)

Within 24 months after the date on which both Party A and Party B have paid up the first installment payment of the actual total amount of their contributions according to the period set forth in Article 12 or in the manner set forth in Article 13 (“Party D’s Contribution Grace Period”), Party D and/or its affiliate may, to the extent permitted by the laws and regulations or approval applicable to Party D and its affiliate and/or their shareholders and with the approval of the board of directors and/or shareholders’ meeting of Party D and/or its affiliate, may fully subscribe to the JVC Registered Capital at one time or at several times (the total Registered Capital of the JVC to which is actually subscribed by Party D and/or its affiliate shall be capped by JVC’s Registered Capital which is agreed by Party A and Party B pursuant to Article 12 as the actual total investment amount and shall not be lower than [***]. Notwithstanding the above covenant, if the JVC’s Registered Capital contributed by Party D and/or its affiliate cannot reach [***] or falls short of the [***] ceiling due to the laws and regulations and/or approval applicable to Party D, its affiliate and/or their shareholders or on the ground of meeting the JVC’s listing requirements, the contribution shall be the maximum amount permitted the laws and regulations, approval and/or listing requirements) (“Party D’s Contribution”). For the avoidance of doubt, the contribution shall be deemed to be completed upon presentation by Party D of the relevant bank slip or other proof (e.g. proof that the fund was deposited into a third party escrow account for the purpose of the contribution) for each contribution made by Party D. During the Contribution Grace Period, each of Party D’s contributions shall be fully included in the JVC’s Registered Capital.

(b)

If Party D is willing to pay Party D’s Contribution in accordance with Paragraph (a), Party D is willing to pay interest at the rate of four percent (4%) per annum to the JVC on Party D’s Contribution from the date of commencement of the Contribution Grace Period until the JVC’s actual receipt of the contribution. The amount of interest = the amount of Party D’s Contribution * 4%/365 * actual number of days. This interest will be included in the JVC’s capital reserve.

(c)

In the event that the JVC’s registration items should be updated due to Party D’s Contribution, the Parties agree to provide the relevant signed and completed documents to the JVC and/or Party D immediately (including but not limited to the JVC’s Articles of Incorporation, shareholders’ resolutions and directors’ resolutions) to facilitate the process.

(d)

Party D and/or its affiliate undertake to comply with the non-competition restriction in Article 31 from the date on which Party A and Party B have paid up the first installment of the actual total investment amount to which they subscribe based on the deadline set out in Article 12 or in the manner set out in Article 13, and not to engage in competing business in Mainland China on their own or in cooperation with third parties other than those agreed by the JVC. If Party D and/or its affiliate have not made any first contribution to the JVC (whether or not it is a contribution in Article 14) at any point of time after the expiration of the Contribution Grace Period as agreed in Article 14 (whether or not the period of the non-competition restriction in Article 31 has expired for Party D and/or its affiliate), Party D and/or its affiliate undertake that if they wish to carry on competing business in Mainland China in the future, they will invite the JVC in advance to do the business together. If the JVC refuses to participate or does not respond within one hundred and twenty (120) days after receiving the invitation from Party D, then Party D and/or its affiliates will (may do so with other non-JVC shareholders) conduct competing business in Mainland China, and if, after the actual commencement of business, the JVC intends to participate in such business, then the JVC may negotiate with Party D separately over specific investment matters.

(e)

If Party D has not completed the first Party D’s Contribution by the expiration of the Contribution Grace Period as agreed in Article 14, or if Party D voluntarily decides not to complete the first Party D’s Contribution on a date prior to the expiration of the Contribution Grace Period (the “First Party D’s Declined Contribution Date”), then the members of the steering committee appointed by Party D shall resign immediately; provided that, in order to ensure the normal operation of the JVC, (1) the commercial agreements entered into between Party D and the JVC pursuant to Articles 33, 34 and 35 shall continue to be valid and executed; and (2) no intellectual property rights possessed by the JVC shall be affected.

(f)

Notwithstanding the covenants under Paragraphs (d) and (e) above, in the event that Party D and/or its affiliates fail to complete the first Party D’s Contribution due to the laws or regulations or approval applicable to Party D, its affiliates and/or their shareholders, the JVC Shareholders and Party D agree to amicably negotiate a solution.

Article 15 Increase of Registered Capital

1.	Capital increase resolution

Except as otherwise agreed in Article 14, any increase in the Registered Capital of the JVC (“Capital Increase”) shall be approved by the shareholders representing more than two thirds (2/3) of the voting rights.

2.	Equal amount subscription right

If the shareholders representing more than two thirds (2/3) of the voting rights agree to each Capital Increase of the JVC, the JVC Shareholders agree that Party D will have the right to subscribe to the JVC’s Registered Capital by an amount equivalent to the increase of the total Registered Capital on the same terms (including the price) for the current capital increase (the “Equal Amount Subscription Right”), and the exercise of its right, the calculation method for the grace period, the method by which the completion of the contribution is determined, and the interest calculation method shall all be decided based on the principles provided under Article 14.

The JVC agrees to issue to Party D, within three (3) business days from the date of the qualified capital increase resolution, a notice of the Equal Amount Subscription Right in the spirit of Article 14, setting forth the amount, price and other circumstances concerning the increase of the Registered Capital to which Party D has the right to subscribe by an equivalent amount (the “Notice of Equal Amount Subscription Right”).

3.	Preemptive right

(a)

If the shareholders representing more than two thirds (2/3) of the voting rights of the JVC agree to each capital increase by the JVC, the JVC agrees to deliver to the JVC Shareholders (the “Preemptive Shareholders”) other than Party D within three (3) business days from the date of the qualified capital increase resolution a share subscription notice (“Capital Increase Notice”), setting forth the amount, price and other conditions of the proposed increase of the Registered Capital for the current capital increase. The Preemptive Shareholders will have the right to subscribe to the increased portion of the Registered Capital on a prioritized basis in proportion to their paid-up capital contributions to the JVC. For the avoidance of doubt, the proportion of paid-up capital contribution by the Preemptive Shareholders shall be the percentage of the actual total investment amount paid by such shareholders to the JVC which are included in the JVC’s Registered Capital to the total Registered Capital of the JVC.

Within twenty (20) days after receiving the Capital Increase Notice (the “JVC Shareholders’ Subscription Period”), the Preemptive Shareholders shall reply in writing to the JVC to confirm whether to subscribe to such proposed increase of the Registered Capital. If the Preemptive Shareholders fail to respond in writing to the JVC within the JVC Shareholders’ Subscription Period, the Preemptive Shareholders shall be deemed to have waived the preemptive right.

(b)

If the Preemptive Shareholders fail to exercise in part or in whole or waive the preemptive right, the JVC may, within ninety (90) days upon the Capital Increase Notice, enter into a corresponding capital increase contract with a third party for the remaining portion of the increase of the Registered Capital, provided that such capital increase contract shall not contain more favorable terms and conditions than those offered to the Preemptive Shareholders (including, but not limited to, price, payment schedule and shareholders’ rights). If the JVC fails to enter into the corresponding capital increase contract with the third party for the remaining portion of the increase of the Registered Capital within ninety (90) days upon the Capital Increase Notice, the JVC must complete the above-mentioned procedure again before entering into the capital increase contract with a third party.

4.	This Article shall not apply to Party D’s payment for Party D’s Capital Contribution in accordance with Article 14.

Article 16 Transfer of Equity Interests

(a)

Except with the unanimous consent of the other shareholders, the JVC Shareholders shall not (and shall cause their actual controllers not to) directly or indirectly transfer their equity interests in the JVC and shall not encumber their interests in the JVC in any manners whatsoever (including but not limited to the right to make contributions and receive distributions), and such prohibited manners include, without limitation, pledges, swaps of interests, assignments of income rights and other manners.

The foregoing prohibition shall not apply to the transfer of all or part of the equity interests in the JVC by any of the JVC Shareholders to its respective affiliates after a written notice is delivered to the other parties.

(b)

Subject to Article 16 (a), with respect to the procedure for the transfer of equity interests between the JVC Shareholders, the Parties agree that if any of JVC Shareholders (the “Transferring Party”) who intends to transfer its equity interests in the JVC applies to transfer all or part of its equity interests in the JVC, such Transferring Party shall, within three (3) business days from the date of the transfer decision, deliver to Party D a share transfer notice (“Preemptive Share Transfer Notice”) setting out the amount, price and other conditions of the Registered Capital to be transferred. Within twenty (20) days (“Party D’s Assumption Period”) after Party D receives the Preemptive Share Transfer Notice, Party D shall reply in writing to such Transferring Party to confirm whether to purchase such Registered Capital to be transferred. If Party D fails to respond in writing to such Transferring Party within Party D’s Assumption Period, Party D shall be deemed to have waived the exercise of its preemptive right.

(c)

If Party D fails to purchase or to fully purchase the Registered Capital proposed to be transferred, such Transferring Party shall deliver to the other JVC Shareholders within three (3) business days after the expiration of Party D’s Assumption Period a share transfer notice (the “Share Transfer Notice”) setting forth the amount, price and other conditions of Registered Capital proposed to be transferred but not purchased by Party D. The other JVC Shareholders have the right to purchase the portion of the Registered Capital proposed to be transferred on a prioritized basis in proportion to their paid up contributions to the JVC. For the avoidance of doubt, the proportion of paid up contribution, as far as any of the JVC Shareholders is concerned, shall be the percentage of such amount of the shareholder’s contribution to the actual total investment amount of the JVC that is included in the JVC’s Registered Capital to the total Registered Capital of the JVC.

The other JVC Shareholders shall, within twenty (20) days after receiving the Share Transfer Notice (the “JVC Shareholders’ Assumption Period”), respond in writing to the Transferring Party to confirm whether to purchase such Registered Capital proposed to be transferred. If the JVC Shareholders fail to respond in writing to the Transferring Party within the JVC Shareholders’ Assumption Period, the JVC Shareholders shall be deemed to have waived their preemptive right.

(d)

If Party D and the JVC Shareholders fail to exercise or to fully exercise or waive their preemptive right, then the Transferring Party may, within ninety (90) days upon the Share Transfer Notice, enter into a corresponding share transfer contract with a third party for the remaining portion of the Registered Capital proposed to be transferred, provided that such share transfer contract shall not provide terms and conditions (including, but not limited to, price, payment schedule and shareholders’ rights) more favorable than those offered to buyers with the preemptive right. If the Transferring Party fails to execute the corresponding share transfer contract with the third party for the remaining portion of the Registered Capital proposed to be transferred within ninety (90) days after the Share Transfer Notice is given, the Transferring Party shall complete the foregoing procedure again before it may execute the share transfer contract with a third party (the “Proposed Transferee”).

(e)

The Transferring Party shall ensure that the Proposed Transferee should submit to the other shareholders upon completion of the share transfer: (i) a transfer contract and a letter of undertaking under which it agrees to be bound by, and comply with, this Agreement and assume the entire obligations of the Transferring Party under this Agreement, and (ii) such other documents, certificates, opinions, proofs or information as the other shareholders may deem appropriate to require.

The Transferring Party shall ensure that the Proposed Transferee is eligible to be a party to this Agreement and a shareholder of the JVC, that its contribution is in compliance with the applicable laws, and that such transfer of equity will not cause the JVC to violate the provisions of the Foreign Investment Law of PRC or other relevant laws or subject the operating activities of the JVC to additional restrictions as a result of the transfer.

Chapter 6 Shareholders’ Meeting

Article 17 Voting Rights Arrangement

When voting on any matter in the JVC’s shareholders’ meeting, the JVC Shareholders shall vote in accordance with the proportion of their paid up contribution. The proportion of the paid up contribution shall be the percentage of such amount contributed by such JVC Shareholder to the JVC for the actual total amount that is included in the Registered Capital of the JVC to the total amount of the Registered Capital of the JVC.

Any of the JVC Shareholders may authorize in writing a third party to exercise its voting rights as its proxy, and no other JVC Shareholders may object to such authorization.

Article 18 Authorities and Resolutions of the Shareholders’ Meeting

The shareholders’ meeting of the JVC shall consist all shareholders. The shareholders’ meeting shall exercise the following authorities:

(a)	Deciding on the operation policies and investment plans of the JVC;

(b)	Electing and replacing directors and supervisors who are not employees’ representatives, and deciding on matters relating to the remuneration of directors and supervisors;

(c)	Reviewing and approving the reports of the Executive Director;

(d)	Reviewing and approving the Board of Supervisors or reports of the Board of Supervisors;

(e)	Considering and approving the JVC’s annual financial and budget proposals and final accounts;

(f)	Considering and approving the JVC’s profit distribution plan and the plan to make up for losses;

(g)	Resolving the increase or decrease of the JVC’s Registered Capital;

(h)	Resolving the issuance of bonds by the JVC;

(i)	Resolving the JVC’s merger, spin-off, dissolution, liquidation or change of the JVC’s entity form;

(j)	Amending the JVC’s Articles of Incorporation;

(k)	Disposing of real estate, if any, in the possession of the JVC for various reasons;

(l)	Approving the JVC’s liquidation plan; and

(m)	Performing other authorities as provided for in the Articles of Incorporation.

Except for matters in Article 18(g), (i) and (j), which shall be adopted only with the approval of shareholders representing at least two thirds (2/3) of the voting rights, any of the matters in Article 18 shall be adopted with the approval of shareholders representing at least one half (1/2) of the voting rights. For the avoidance of doubt, matters in Article 18(g) and (j) shall be deemed to have been approved by shareholders representing more than two thirds (2/3) of the voting rights under the circumstances stipulated in Article 14.

Article 19 Regular Shareholders’ Meetings

The shareholders’ meeting shall be conducted regularly at least once (1) a year. The meeting shall be convened and chaired by the Executive Director.

Article 20 Special Shareholders’ Meeting

If a shareholder representing more than one tenth (1/10) of the voting rights, the Executive Director or the Board of Supervisors proposes to conduct a special shareholders’ meeting, a special shareholders’ meeting shall be conducted.

Article 21 Agenda and Notice of the Shareholders’ Meeting

A written notice for the shareholders’ meeting shall be delivered to all shareholders at least thirty (30) days before any regular shareholders’ meeting is conducted (and at least fifteen (15) days before any special shareholders’ meeting is conducted). The notice shall set forth the agenda, time and venue of the meeting.

Chapter 7 Executive Director

Article 22 Executive Director

The JVC will not have a board of directors and shall have one (1) Executive Director. The JVC Shareholders shall solicit Party D’s opinion on the candidates for the Executive Director. After Party D provides its opinion on the candidates for the Executive Director based on its industry expertise, the Executive Director shall be appointed with the approval of the JVC’s shareholders representing at least two thirds (2/3) of the voting rights. The first term of office of the Executive Director shall end on December 31, 2024 and three (3) years for each subsequent term. The Executive Director may be re-elected upon expiration of the term.

Article 23 Authority of the Executive Director

The Executive Director is responsible for the day-to-day operation and management of the JVC, conducting work within the approved annual budget, and his/her authorities include:

(a)	Executing, maintaining, and promoting the JVC’s day-to-day operation and management;

(b)	Managing and maintaining the JVC’s assets;

(c)	Proposing candidates for the JVC’s Senior Management;

(d)	Taking all actions necessary to maintain the JVC’s legal existence and conducting business activities in the capacity of the JVC;

(e)	Financing or borrowing money from banks in the capacity of the JVC;

(f)	Opening, maintaining and cancelling the JVC’s bank accounts and issuing checks and other payment vouchers;

(g)	Deciding to engage the services of professionals, intermediaries and consultants for the JVC, including independent audit firms;

(h)

Deciding to file lawsuits or respond to lawsuits, or to conduct arbitration for the benefit of the JVC; reaching a compromise, settlement or otherwise with the opposing party to resolve the dispute between the JVC and the opposing party; and taking all possible actions to ensure the security of the JVC’s property and reduce the risks that may be posed to the JVC and its property as a result of the JVC’s business activities;

(i)	Dealing with the JVC’s tax-related matters in accordance with state tax administration regulations; and

(j)	Taking other actions necessary to achieve the establishment purposes of the JVC and to preserve or pursue the JVC’s legitimate rights and interests.

Chapter 8 Steering Committee

Article 24 Steering Committee

The Executive Director shall set up a steering committee (the “Steering Committee”) for the JVC, which shall consist of one member who shall be the Chairman and four other members. The term of office of the members of the Steering Committee shall be permanent.

Except for the Chairman of the Steering Committee, who shall be a person appointed by the Executive Director (who may also be the Executive Director himself/herself), the other members shall be appointed in the following manner: each of the top three shareholders of the JVC with the highest percentage of paid-up capital in the JVC shall be entitled to appoint one member; and Party D shall be entitled to appoint one additional member.

The JVC Shareholders have the right to replace the members it is entitled to appoint or assign at any time, and this shall take effect when the notice is delivered to the member who is the Chairman of the Steering Committee.

Notwithstanding the foregoing, if there are less than three JVC Shareholders, the Executive Director shall appoint one member as the Chairman of the Steering Committee, each shareholder shall have the right to appoint one member, and Party D shall have the right to appoint one additional member, and the total number of seats on the Steering Committee shall be changed accordingly.

Article 25 Authorities and Voting Methods

The Steering Committee shall hold at least one (1) meeting each quarter to exercise the following authorities:

(a)	Deliberating and making recommendations on the operations, strategies, etc., of the JVC;

(b)	Conducting investment analysis and follow-up checks on the implementation of the matters covered in Paragraph (a) above;

(c)

Increasing the seats of the Steering Committee and/or adjusting the JVC Shareholders with the authority to appoint/assign members in accordance with the principle under Article 24 of this Agreement in the event of any subsequent capital contribution or joining of new shareholders;

(d)	Approving the adoption of the JVC’s annual budget;.

(e)	Inviting any investor to purchase the equity in the JVC and negotiate the corresponding agreement if it is more beneficial to the JVC as a whole;

(f)

Approving any related transaction agreement (other than those authorized under Articles 34 and 35) entered into between and among any JVC Shareholders or their affiliates and the JVC, and the termination, modification or supplementation of any such related transaction agreement; provided that in case the operating company enters into, modifies or supplements any related transaction agreement, if (1) any single transaction in the transaction amount involved in such related transaction agreement does not exceed RMB 1 million or (2) even if the cumulative transaction amount during the entire term of the related transaction agreement exceeds RMB 1 million, but the cumulative amount for the each year does not exceed RMB 1 million, the JVC is not required to obtain an approval first but to submit such amount along with the circumstance of such related transaction agreement to the most recent Steering Committee meeting for recognition;

(g)	Appointing an independent audit firm (one of Deloitte, KPMG, PwC or Ernst & Young) for the JVC prior to its listing;

(h)	Approving the development of business identical or related to the JVC’s business in new areas;

(i)	Approving the appointment and removal of Senior Management; and

(j)	Performing other authorities delegated to the Steering Committee by the JVC.

Each member of the Steering Committee shall be entitled to one voting right. The resolutions of the Steering Committee under Paragraphs (d)(e)(f)(h)(i) of this Article require a consensus from and among all members; otherwise, such matters shall be submitted to the shareholders’ meeting for resolution. Except as otherwise stipulated under this Agreement, other resolutions of the Steering Committee shall be adopted by more than half (not inclusive) of the members.

Except as otherwise stipulated herein, the members of the Steering Committee do not execute the affairs of the JVC and shall not represent the JVC externally. No member of the Steering Committee may participate in the management or control of the JVC’s investment business and other activities, transactions and operations conducted in the name of the JVC, or sign documents on behalf of the JVC, or engage in other acts that bind the JVC in the capacity of a member of the Steering Committee.

Meetings of the Steering Committee shall be convened and chaired by the member who is the Chairman of the Steering Committee, and the Steering Committee shall send a written notice to all Steering Committee members at least ten (10) days prior to any Steering Committee meeting, setting forth the agenda, time and venue of the meeting. If the member who is the Chairman of the Steering Committee deems appropriate, he/she may specify in the notice that the meeting will be held by video-conference.

Chapter 9 Board of Supervisors

Article 26 Board of Supervisors

The JVC shall have a Board of Supervisors with three (3) supervisors. Each of the top three JVC Shareholders with the largest percentage of paid up capital contribution to the JVC will nominate one (1) supervisor. If the JVC has only two (2) shareholders with actual capital contributions, each of the JVC Shareholders may nominate one (1) supervisor, and Party D may provide its opinion on the candidate of another (1) supervisor based on its industry expertise. Each shareholder shall ensure that at least one (1) of the supervisors of the Board of Supervisors is an employees’ representative. The term of office of the supervisors shall be three (3) years, and they may be re-elected upon the expiration of their term. The Chairman of the Board of Supervisors shall be elected by the majority members of the Board of Supervisors.

Article 27 Authorities of the Board of Supervisors

The JVC’s Board of Supervisors shall exercise the following authorities:

(a)	Inspecting the financial matters of the JVC.

(b)

Supervising the discharge of duties by the Executive Director and the Senior Management, and proposing the removal of the Executive Director or any Senior Management member who violates any law, administrative regulation, the Articles of Incorporation or any decision of the Executive Director;

(c)	Requiring the Executive Director or members of the Senior Management to rectify when their acts impair the JVC’s interests;

(d)	Filing a lawsuit against the Executive Director or the Senior Management in accordance with Article 151 of the PRC Company Law; and

(e)

Launching an investigation if the Supervisors detect abnormal operation of the JVC. If necessary, the Board of Supervisors may engage an accounting firm to assist with the investigation, and the related expenses shall be borne by the JVC.

Each Supervisor shall be entitled to one voting right, and unless otherwise stipulated in this Agreement, resolutions of the Board of Supervisors shall be adopted by more than half (not inclusive) of the Supervisors.

Chapter 10 Senior Management

Article 28 Senior Management

(a)

The senior management in charge of the day-to-day management of the JVC shall consist of one (1) Chief Executive Officer (CEO) and one (1) Chief Financial Officer (CFO) and such other senior management members that the Executive Director may deem necessary to recruit (collectively, the “Senior Management” or the “Management Team”).

(b)

The Senior Management of the JVC shall be appointed by the Steering Committee after the Executive Director’s opinion on the candidates for the Senior Management is provided. The term of office shall commence on the date of the effective appointment resolution until December 31, 2024 (the “Initial Term”) and may be extended upon the expiration of the Initial Term through re-employment by the Executive Director.

(c)

The Initial Term shall be extended for 2 years, i.e. until December 31, 2026 if the JVC’s Management Team, under its operation, achieves reasonable key performance indicators (“KPIs”) during the Initial Term.

(d)

The Management Team shall have the right to establish an employee stock option plan and submit to the shareholders’ meeting a proposal for granting a reasonable number of employee stock options to the JVC’s employees.

Article 29 CEO’s Duties

The Executive Director shall delegate to the CEO all the powers and authorities necessary for the JVC’s day-to-day management, including but not limited to:

(a)

The CEO shall be responsible for the day-to-day management and operation of the JVC within the approved annual budget. To the extent expressly authorized by the Executive Director, the CEO shall have the authority to represent the JVC, enter into contracts or agreements and bind the JVC in external matters other than those set forth in this Agreement that are within the authority of the Executive Director;

(b)

The CEO shall have the authority to make final decisions regarding the business operations of the JVC in accordance with the programmatic documents of the JVC (such as this Agreement, the Articles of Incorporation, resolutions of the shareholders’ meetings and decisions of the Executive Director); and

(c)	All management employees of the JVC (including but not limited to the senior corporate officers of the JVC) shall be recruited by and report to the CEO.

(d)	An annual budget report shall be prepared and submitted to the Steering Committee for approval.

Article 30 Exemption of Personal Liability

For actions taken by the JVC’s Senior Management in their respective capacity and within the scope of their authority and in accordance with general practice, such individuals shall be released from personal liability and shall be indemnified by the JVC except for claims or allegations arising from willful inaction or gross negligence, fraud, corruption or gross dereliction of duties.

Chapter 11 Special Commitments of the JVC Shareholders

Article 31 Non-competition and Non-solicitation

1.	Non-competition

The JVC Shareholders undertakes that they will (and will cause their affiliates to) maintain the confidentiality of the JVC’s trade secrets (including technical know-how, customer information, etc.).

The JVC Shareholders undertakes that they or their affiliates have not and will not in Mainland China, prior to December 31, 2024, (i) engage, directly or indirectly, in any business identical or similar to the business to be conducted by the JVC at that time (including but not limited to the rental and trading of battery packs for electrically powered vehicles (e.g., electric motorcycles and/or electric bicycles), and the operation, maintenance and trading of battery swapping stations and the provision of battery swapping services; hereinafter, the “Competing Business”); or (ii) holds, directly or indirectly, any ownership, shareholding, equity interest or competing position in any other entity engaging in the same or similar business as the Competing Business (provided, however, that this restriction does not apply to such Shareholder or its affiliate holding less than a total of 5% of the securities of a listed company for the purpose of financial investment) (collectively, the “Non-competition Restriction”).

Notwithstanding the foregoing, if Party D gives a written notice to the JVC and the Chairman of the Steering Committee, proposing that the JVC conducts business related to the JVC in other areas in Mainland China (the “New Area Business”), the JVC and the Chairman of the Steering Committee shall submit such Party D’s proposal to the Steering Committee for a resolution. The Steering Committee/JVC shall respond to Party D in writing within one hundred and twenty (120) days from the date of receipt of the written notice (the “Proposal Consideration Period”) as to whether it agrees to have the JVC launch the New Area Business. If the Steering Committee/JVC rejects the JVC’s launch of the New Area Business or fails to respond during the Proposal Consideration Period, then Party D may, upon receipt of the Steering Committee/JVC’s rejection or expiration of the Proposal Consideration Period, launch the New Area Business on its own and/or with its affiliates or in cooperation with any third party (not any of JVC Shareholders) without any restriction.

If the JVC intends to participate in the New Area Business after the New Area Business is actually launched by Party D and/or its affiliate together (and possibly together with other non-JVC Shareholders), the JVC may separately negotiate with Party D for matters relating to the specific investment.

2.	Non-solicitation

The JVC Shareholders undertake that they or their affiliates will not, prior to December 31, 2024 in Mainland China, (i) induce any entity doing business with the JVC to terminate its relationship or association with the JVC in any manner; or (ii) employ or engage any company or individual currently working for the JVC or encourage, solicit or cause the termination of relationship or connection with the JVC by any such company or individual.

Chapter 12 Entrustment, Consultation Services and Profit Distribution

Article 32 Entrustment and Consultation Services

The JVC shall entrust Party D to provide consultation services to the JVC and shall enter into a consultation services agreement with Party D for Party D to provide consultation services to the JVC to promote the JVC’s business and conduct operation affairs, including but not limited to:

(a)	Providing advice and recommendations relating to the JVC’s business;

(b)	Providing market information and industry analysis relating to the rental of battery packs and the operation of battery swapping stations;

(c)	Providing opinions and recommendations in connection with the JVC’s disposal of assets and business operation;

(d)	Providing opinions and recommendations on the handling of claims and liabilities;

(e)	Providing legal service support, including but not limited to contracts, dispute management, etc.;

(f)	Providing opinions and recommendations on acquisition and merger matters;

(g)	Providing opinions and suggestions on the employee incentive policy;

(h)	Providing public relations services;

(i)	Providing industry and market research, studies, and consultation services;

(j)	Formulating short and medium-term market development and marketing plans;

(k)	Providing human resource management, employee training and internal information management services, including the recommendation of candidates for Senior Management;

(l)	Providing advice and recommendations on internal control systems, including the financial internal control system;

(m)	Using patented and proprietary technologies to research and develop available services;

(n)	Providing information technology (IT) support services;

(o)	Using patents, trademarks, software copyrights, domain names, etc.; and

(p)	Handling other matters at the request of the JVC.

For the purpose of providing consultation services, the JVC shall cooperate in providing all documents requested by Party D.

On the day after both Party A and Party B have paid up the first installment of the actual total investment amount they have subscribed to in accordance with the period set forth in Article 12 or in the manner set forth in Article 13, Party D shall commence the discussions with the JVC, Party A and/or Party B about business development in Mainland China, even if the consultation services agreement has not yet been signed by the JVC and Party D, and, to the extent permitted by laws and regulations or the approvals applicable to Party D, its affiliates and/or their shareholders, the JVC may enjoy the services that can be provided based on Party D’s intellectual property and research and development according to the discussion progress. For the avoidance of doubt, this does not exempt the JVC from the requirement to sign the consultation services agreement with Party D.

Article 33 Fees for Entrustment and Consultation Services

The fees for the consultation services provided by Party D to JVC (the “Consultation Service Fees”) shall be based on the Consultation Service Fees quoted by Party D and agreed by JVC, and the consultation services shall be provided after the JVC’s approval. The JVC shall pay the Consultation Services Fees to Party D on a monthly basis. The JVC shall confirm the bill for the Consultation Service Fees within five (5) business days after each receipt of the bill from Party D and pay Party D by the last business day of the month.

Article 34 Trade in Equipment and Services

The Parties agree that Party D and/or Party D’s affiliates will sell battery packs and battery swapping stations to JVC and authorize Party D to cause the JVC and Party D and/or Party D’s affiliates to enter into a separate commercial agreement for the sale of battery packs and battery swapping stations under the pricing principle in this Article 34. The pretax price for the sale of battery packs and battery swapping stations by Party D and/or Party D’s affiliates to the JVC shall be: cost price* (1+[***]%, but it should be 1+[***]% within 12 months after the first official order for battery packs and battery swapping stations). In particular, the cost price of the battery packs and battery swapping stations shall include the material cost, manufacturing cost, warranty cost, reasonable overhead cost, packaging fees, transportation cost and import duty (if any).

In the event of the above transactions, the JVC may engage an independent audit firm if deemed necessary by the JVC to independently audit the prices for which battery packs and battery swapping stations are sold by Party D and/or Party D’s affiliates to the JVC for each fiscal year and issue an audit report for the Executive Director and the JVC Shareholders to determine whether such transactions are in compliance with this Agreement. Such independent audit firm shall be selected by the Executive Director from the U.S. or Singapore offices of Deloitte, KPMG, PwC or Ernst & Young.

Article 35 Revenue Sharing

In consideration of the sale of battery packs and battery exchange stations by Party D and/or Party D’s affiliates to the JVC in accordance with the pricing principle under Article 34, the JVC Shareholders and the JVC hereby irrevocably agree that the JVC will share revenues from the battery exchange services with Party D in accordance with the following principles;

Revenue sharing calculation method (cumulative users) (including individuals and businesses) (RMB, before tax)	One-cell battery pack	Within 12 months after the first user	RMB [***]/ per user/ per month
		Standard	[***]% of the battery exchange revenue from each user each month (Minimum charge: RMB [***]/per user/per month)
	Double-cell battery pack	Within 12 months after the first user	RMB [***]/ per user/ per month
		Standard	[***]% of the battery exchange revenue from each user each month (Minimum charge: RMB [***]/per user/per month)

For the avoidance of doubt, each electrically powered transportation vehicle is counted as one user. In addition, if there are electrically powered transportation vehicles that use more than two batteries, the monthly revenue sharing per user for a period of 12 months after first official user shall be calculated as follows: RMB [***]*number of battery packs, and the standard revenue share shall be [***]% of the monthly battery exchange revenue from each user, and the minimum charge shall be RMB [***]* the number of battery packs.

Notwithstanding the foregoing, in the event that the JVC provides free or discounted battery exchange services in any form or for any period as a result of a promotion, customer satisfaction service, or any other form during the month and thus results in an exemption of the battery exchange charges, the amount of such battery exchange charge exemption shall be included in the revenue from battery exchange charges to calculate the revenue share.

The JVC shall pay the revenue share to Party D on a monthly basis. Within five (5) business days after the end of each month, JVC shall calculate the same based on the revenue from the battery exchange charges from the previous month with the calculation confirmed by the JVC’s Management Team before providing the information in writing to Party D with relevant details sufficient to allow Party D to assess the accuracy of the calculation. Party D shall confirm the above-mentioned calculation data within three (3) business days upon receipt. The JVC shall pay to Party D the revenue share for the previous month by the last business day of the month, and in the event of any dispute between the Parties as to the amount of the revenue share payable by the JVC, the JVC shall still pay to Party D the undisputed portion of the revenue share for the previous month by the last business day of the month.

The Parties further authorize Party D to cause the JVC and Party D and/or Party D’s affiliates to enter into a separate commercial agreement on revenue sharing under the principles of this Article 35.

Article 36 Participation Rights of Party D in Material Matters

The JVC Shareholders agree that they shall consult Party D when voting in the shareholders’ meetings on matters relating to the JVC. If the JVC holds a regular shareholders’ meeting or a special shareholders’ meeting, the JVC and the JVC Shareholders shall notify Party D in advance and allow Party D’s authorized parties to participate in the meeting.

Chapter 13 Distribution of Profits

Article 37 Distributable Profits

When the JVC distributes the after-tax profit for the year, ten percent of the profit (10%) shall be set aside and included in the legal reserve of the JVC until the JVC’s accumulated legal reserve reaches fifty percent (50%) of the Registered Capital of the company. If the JVC’s legal reserve is not enough to make up for losses from the previous years, the profit for the year should be used to make up for losses before being set aside for the legal reserve.

For the after-tax profit following the compensation for losses and allocation for the legal reserve by the JVC, after the after-tax profit is deducted against (1) the funds required by the JVC (including but not limited to working capital, business expansion funds, capital expenditure funds, etc.) for at least the next twelve months in accordance with the operating plan of the JVC or its subsidiaries; and (2) the actual total investment by the JVC Shareholders, if the remaining amount is no less than RMB 200 million, cash distribution may be made on the basis of the percentage of each shareholder’s paid up contribution to the JVC with the amount and timing of the distribution decided by the Executive Director; provided, however, if the distributable cash of the JVC does not meet the above conditions at the time of specific distribution, the Executive Director may decide not to make the distribution.

Chapter 14 Finance, Accounting and Auditing

Article 38 Bookkeeping

The JVC shall maintain accounting books that reflect the transaction items of the JVC and be in compliance with the relevant laws and regulations within the statutory period as the basis for submitting financial statements to the Parties. The JVC shall prepare accounting books using the Chinese Enterprise Accounting Standards.

Article 39 Accounting Year

The JVC’s fiscal year shall commence on January 1 of each calendar year and end on December 31 of the same year. The first fiscal year of the JVC shall commence from March 23, 2020 and end on December 31 of the same year. The last fiscal year of the JVC shall commence on January 1 of the year of the JVC’s termination and end on the date of the JVC’s termination.

Article 40 Annual Financial Report and Semi-Annual Financial Report

Starting from the end of the first calendar year after the signing of this Agreement, the JVC shall, within one hundred and twenty (120) days after the end of each fiscal year, submit audited annual financial reports, including a balance sheet, income statement, cash flow statement and the balance of each shareholder’s capital account in the JVC and the changes during such accounting period, to the shareholders holding at least five percent (5%) of the paid-up capital of the JVC.

Starting from the end of the first calendar year after the signing of this Agreement, the JVC shall submit unaudited summary financial information (including the balance sheet and income statement) for the previous semi-annual period to the shareholders holding five percent (5%) or more of the paid-up capital in the JVC within ninety (90) days from the end of each semi-annual period.

Article 41 Audit Report and Independent Audit Right

The JVC shall have its financial statements audited by an independent audit firm after the end of each fiscal year.

The Parties agree that Party D shall have the right to have the JVC submit audited annual financial reports and unaudited half-year summary financial information upon notice to the JVC, and that Party D may appoint a reputable international accounting firm to conduct an independent audit of the JVC to confirm the JVC’s compliance with the covenants under this Agreement and the provisions of applicable laws and regulations. Party D shall bear the expenses for such independent audit. Such independent audit shall be conducted during the JVC’s normal business hours at the place where the accounting vouchers are kept and the scope of the audit shall include, without limitation to, the JVC’s accounting books, accounting vouchers and accounts.

Article 42 Access to Financial Books and Tax Information

After giving a written notice ten (10) business days in advance (such written notice shall include the time of the proposed inspection and the content of the proposed inspection of the accounting books), a shareholder holding more than five percent (5%) of the paid-up capital of the JVC and/or Party D have the right to inspect, in person or through an agent, the JVC’s accounting books for legitimate reasons related to its shareholding within a reasonable time limit during normal business hours, provided that the inspection should be accompanied by a person designated by the JVC and that the normal operations of the JVC should not be affected. In exercising their rights under this article, the Parties shall comply with the confidentiality procedures and requirements formulated or updated by the JVC from time to time. In addition, the Parties shall have the right to obtain tax information relating to the JVC.

Chapter 15 Confidentiality

Article 43 Confidentiality

Each Party shall be responsible for the highest level of confidentiality of the trade secrets of the other Parties which are learned as a result of the negotiation, execution and implementation of this Agreement. The JVC Shareholders shall also be responsible for the highest level of confidentiality of the JVC’s business information that they learn through financial reports, audit reports, financial books and tax information. The terms of this Agreement shall not be disclosed to anyone other than the Parties’ senior management, related individuals, legal counsels, accountants or other professional consultants who need to know such information in order to assist the Parties with this transaction, except that Party D and the Executive Director of JVC shall have the right, in their good-faith judgment, to disclose this Agreement to relevant persons for the purpose of conducting the JVC’s affairs or providing consultation services to JVC (including, but not limited to, seeking new potential shareholders for the JVC, and any purpose of complying with laws and regulations and meeting governmental requirements).

Chapter 16 Dissolution and Liquidation

Article 44 Dissolution

The JVC shall be terminated and liquidated upon occurrence of any of the following circumstances:

(a)	The JVC becomes insolvent or is unable to continue its operation due to changes in economic conditions and is dissolved by a resolution of the shareholders’ meeting;

(b)	The JVC is dissolved by a resolution of the shareholders’ meeting due to a force majeure event;

(c)	The JVC is dissolved and liquidated by a resolution of the shareholders’ meeting for other reasons.

Article 45 Liquidation

1.	Liquidation team

(a)	The liquidation team of the JVC shall be composed of the shareholders and shall exercise the following authorities:

(b)	Liquidating the JVC’s property and preparing a balance sheet and a list of property respectively;

(c)	Notifying and making a public announcement to creditors;

(d)	Dealing with the JVC’s outstanding business in connection with the liquidation;

(e)	Repaying taxes owed and taxes arising in the course of liquidation;

(f)	Settling claims and debts;

(g)	Disposing of the JVC’s remaining property after the settlement of its debts; and

(h)	Representing the JVC in civil litigation activities.

The liquidation team shall use its best efforts to liquidate the assets for the highest prices possible and to obtain foreign swapping payments as much as possible.

2.	Liquidation plan

After liquidating the JVC’s property and preparing the balance sheet and the list of property, the liquidation team shall formulate a liquidation plan and submit it to the shareholders’ meeting for confirmation.

3.	Order of liquidation

Upon termination and liquidation of the JVC, the JVC’s property shall be liquidated and distributed in the following order:

(a)	The JVC shall first be liquidated in respect of the following expenses:

i	Payment of liquidation expenses;

ii	Payment of employees’ salaries, social insurance costs and statutory compensation;

iii	Payment of taxes owed;

iv	Settlement of the JVC’s debts.

In particular, liquidation under Subparagraphs i to iii must be conducted in cash, and if the cash portion is insufficient, other additional assets should be liquidated. For Subparagraph iv, the manner of repayment shall be negotiated with the creditors.

(b)

If the JVC has remaining distributable property after the liquidation of the costs listed in Article 45, Paragraph 3, Subparagraph (a), such remaining distributable property shall be distributed in proportion to each shareholder’s paid-up capital in the JVC.

4.	Liquidation Report

After the liquidation is completed, the liquidation team shall prepare a liquidation report for submission to the shareholders’ meeting for confirmation and submit it to the registration authority to apply for the cancellation registration of the JVC.

Chapter 17 Force Majeure and Impact of Laws, Regulations and Policies

Article 46 Force Majeure

“Force majeure” means all events occurring after the execution of this Agreement which are not foreseeable upon execution of this Agreement and whose occurrence and consequences cannot be avoided or overcome and which prevent any party from performing this Agreement in whole or in part. Such events include earthquakes, typhoons, floods, fires, wars, interruptions of international or domestic transportation, acts of governments or public agencies (including major changes in laws or policies), epidemics, civil unrest, strikes, and other events generally recognized as force majeure under international business practice. A Party’s lack of fund is not a force majeure event.

If a force majeure event occurs which affects a Party’s performance of its obligations under this Agreement, the suspension of such performance during the period of delay caused by the force majeure shall not be considered a breach of contract. The Party claiming force majeure shall promptly notify the other Parties in writing and within fifteen (15) days thereafter provide sufficient evidence of the occurrence and continuation of the force majeure.

In the event of a force majeure event, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable efforts to minimize the consequences of the force majeure. If the occurrence or consequences of force majeure materially impede the operation of the JVC for a period of more than six (6) months and the Parties do not find an equitable solution, the JVC shall be liquidated.

Chapter 18 Governing Law and Dispute Resolution

Article 47 Governing Law

All matters of this Agreement, including but not limited to its contractual validity, interpretation and performance and the settlement of disputes, shall be governed by the PRC laws.

Article 48 Dispute Resolution

All disputes arising out of and in connection with this Agreement shall first be settled through amicable negotiation between the relevant Parties. If the dispute is not settled by amicable negotiation within thirty (30) days after one Party gives written notice to the other Party or Parties requesting the commencement of amicable negotiation, or if one Party fails to comply with any settlement agreement reached within sixty (60) days after settlement is reached by negotiation, the dispute shall be submitted to arbitration and resolved by the Hong Kong International Arbitration Center (HKIAC) under the HKIAC Administered Arbitration Rules in force with the Hong Kong as the place of arbitration. The arbitration shall be conducted in English. The arbitral tribunal shall consist of three (3) arbitrators. One (1) arbitrator shall be appointed by the Party initiating the arbitration (i.e. the claimant) and one (1) arbitrator shall be appointed by the Party answering the arbitration (i.e. the respondent). The third arbitrator shall be selected by the two arbitrators already appointed. If the disputing Parties cannot agree on the choice of the third arbitrator within fifteen (15) days upon receipt of the arbitration notice, such arbitrator shall be appointed by the arbitration committee. The award rendered by the arbitration committee under the law and its arbitration rules shall be final and binding on the disputing Parties. The disputing Parties agree to waive any challenge or defense against such award to the extent permitted by law. The arbitration cost shall be borne by the losing Party, unless otherwise awarded by the arbitral tribunal. The losing Party shall also reimburse the prevailing Party for its expenses such as attorney fees.

Chapter 19 Listing of the JVC

Article 49 Listing of the JVC

All the shareholders of the JVC agree that if the JVC intends to pursue the listing of the JVC, they will agree to all relevant pre-listing restructuring and corresponding adjustments to the relevant provisions of this Agreement (including but not limited to any termination of the special rights of the JVC Shareholders as required under the listing laws and regulations) in order to meet the regulatory requirements for the listing of the JVC, and will fully cooperate with such restructuring and adjustments. In addition, the JVC Shareholders agree to enter into such lock-up undertakings as may be required under the relevant laws and regulations and reasonably requested by the underwriters at that time. The JVC Shareholders shall use their reasonable efforts to jointly cause the JVC to comply with the requirements for listing in Mainland China, including the independence and integrity of its assets and business, and to push for a reduction in the proportion of the JVC’s related transactions year by year, and the proportion of the revenue, costs and expenses, or total profit of the JVC’s related transactions at the time of listing declaration shall be less than 30% of the corresponding indications of the JVC and meet all other requirements under the listing rules for related transactions.

If it is necessary for the JVC to obtain intellectual property rights such as patents registered or owned by Party D and/or its affiliates in Mainland China in order to comply with the requirements for listing in Mainland China (including the operational requirements for the listing review), the JVC and Party D will, on their own and/or cause their affiliates to, conduct joint discussions and arrive at solutions to the greatest extent permitted by applicable laws, regulations and approvals (including the laws, regulations and approvals applicable to such their affiliates and shareholders), in consideration of the greatest common interests of the JVC and Party D (including their affiliates and shareholders) and according to the degree of the JVC’s needs for intellectual property rights, including but not limited to exclusive and perpetual licensing of intellectual property rights, sale of intellectual property rights under prices, conditions and contractual terms agreed by the respective boards of directors and shareholders’ meetings of the JVC and Party D and/or its affiliates, and/or application for the intellectual property rights needed for the operation in Mainland China in the name of the JVC, and other solutions.

For the avoidance of doubt, this article does not grant any of the JVC Shareholders the right to request the JVC to pursue the JVC’s listing.

Chapter 20 Contractual Validity and Others

Article 50 Notice

(a)

All documents and information relating to this Agreement and all communications between the Parties shall be delivered by e-mail, personal delivery, registered or courier, airmail, etc., to the following addresses of the relevant Parties as follows:

Party A: Yadea Technology Group Co. Ltd.

Address: No.515, Xishan District, Anzhen Street, Xishan District, Wuxi City, Jiangsu Province

Recipient: Wang, Jin-Long

Tel No : [***]

E-Mail: [***]

Party B: Jiangmen Dachangjiang Group Co., Ltd.

Address: No.5, Jianda North Road, Jiangmen City, Guangdong Province

Recipient: Li, Jian-Jun

Tel No : [***]

E-Mail: [***]

Party C: Ai Huan Huan Energy (Shanghai) Ltd.

Address: Suite 45/F, K.Wah Centre, 1010 Huaihai Road (M), Xuhui District, Shanghai

Recipient: Li, Zhou-Ru

Tel No : [***]

E-Mail: [***]

Party D: Gogoro Network Pte. Ltd.

Address: No.33, Dinghu Rd., Gueishan Dist., Taoyuan City, Taiwan

Recipient: Hok-Sum Horace Luke

Tel No : [***]

E-Mail: [***]

Copy: Gogoro Legal Dept. (address: 11F, Building C, No.225, Sec. 2, Chang’an E. Rd., Songshan Dist., Taipei City, Taiwan; attention: Head of Legal

(b)

With a copy to: the legal department of Party D (Address: 11F., Building C, No. 225, Sec. 2, Chang’an E. Rd., Songshan Dist., Taipei City, Taiwan; Recipient: Legal Director )Unless earlier receipt is proven by evidence, any document, information, notice or demand shall be deemed to be given if the covenants below are followed:

i	In the case of delivery by e-mail, the notice is deemed to be given when sent to the e-mail referred to in Paragraph (a) of Article 50 (if it is not returned);

ii	In the case of personal delivery, the notice is deemed to be given when it is delivered to the address set forth in Article 50, Paragraph(a) (whether or not it is received or accepted);

iii	In the case of delivery by registered mail with postage prepaid or courier, the notice is deemed to be given ten (10) business days after posting; and

iv	In the case of delivery via airmail, the notice shall be deemed to be given five (5) business days after being mailed.

(c)

In the event of any change to the address or contact details of any Party to this Agreement, such Party shall give a written notice of such change to the other Parties in accordance with this Article 50, and such new address or contact details shall become effective immediately seven (7) days upon issuance of such notice.

Article 51 Entire Agreement

This Agreement constitutes the entire agreement between and among the Parties and supersedes all prior agreements, offers, undertakings or memoranda, both oral and written, with respect to the JVC.

Article 52 Severability

If any provision or provisions of this Agreement or any document executed in connection therewith shall be held invalid, illegal or unenforceable in any respect under any applicable law, then (i) the validity, legality and enforceability of the other provisions of this Agreement shall not be affected or impaired in any way and shall continue in full force and effect; and (ii) the Parties shall promptly replace such invalid, illegal or unenforceable provision or provisions with a valid, legal and enforceable provision or provisions that are the most similar in intent to such invalid, illegal or unenforceable provision or provisions.

Article 53 Interpretation of Provisions

For the avoidance of doubt, the provisions of this Agreement that are of an accounting or financial nature shall be interpreted in accordance with the GAAP or IFRS as applicable to the JVC.

Article 54 Waiver

The failure or delay of any Party to exercise any privilege, power or right under this Agreement or any other agreement relating thereto shall not be deemed a waiver of such privilege, power or right. Any single or partial exercise of such privilege, right or power shall not be deemed to preclude any other or further exercise of any other such privilege, right or power.

Article 55 Discrepancy or Conflict

In the event of any discrepancy or conflict between this Agreement and the Articles of Incorporation, this Agreement shall prevail. The Articles of Incorporation shall be amended accordingly to be consistent with this Agreement.

Article 56 Amendment

Any additions and amendments to this Agreement shall be made by means of a written document signed by the Parties.

Article 57 Signed Texts

This Agreement shall be executed by the Parties in four (4) original copies, each of which shall have the same legal effect.

Article 58 Entry into Force

This Agreement shall be legally binding on each signatory from the date of each Party’s signature.

The effect of this Agreement to any Party shall be extended to the heirs, successors, assigns, agents, and others thereof.

[no text below].

[-]Signature Page of the Capital Increase Agreement